Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

EDAP TMS S.A.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, €0.13 nominal value per share(1) reserved for future issuance under the 2022 Free Share Plan	Other(2)	600,000	$10.26(2)	$6,156,000(2)	$0.0001102	$678.39
Total Offering Amount					$6,156,000	N/A	$678.39
Total Fee Offsets(3)							-
Net Fee Due							$678.39

(1)	The Ordinary Shares being registered under this registration statement may be represented by the Registrant’s American Depositary Shares. Each American Depositary Share represents one Ordinary Share. American Depositary Shares issuable upon deposit of the Ordinary Shares registered hereby were registered pursuant to a separate Registration Statement on Form F-6EF (File No. 333-176843).
(2)	Estimated in accordance with Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee based upon the average of the $10.60 (high) and $9.92 (low) sale price of the Registrant's Ordinary Shares as reported on the NASDAQ on November 4, 2022.
(3)	The Registrant is not claiming any fee offsets.